Exhibit 99.1

NEWS RELEASE

Contact:
John Bartholdson
Senior Vice President,
Chief Financial Officer
Phone (610) 251-1000
jbartholdson@triumphgroup.com

TRIUMPH GROUP REPORTS

SECOND QUARTER FISCAL 2007 RESULTS

•                  Net sales for the second quarter fiscal 2007 increased 23% to $226.1 million

•                  Operating income for the second quarter fiscal 2007 increased 76% to $23.3 million

•                  Net income for the second quarter fiscal 2007 increased 79% to $12.6 million

•                  Backlog increased 39% over prior year to $1.1 billion

Wayne, PA — October 25, 2006 — Triumph Group, Inc. (NYSE: TGI) today reported that net sales for the second quarter of the fiscal year ending March 31, 2007 totaled $226.1 million, a twenty-three percent increase from last year’s second quarter net sales of $183.6 million.  Net income for the second quarter of fiscal year 2007 increased seventy-nine percent to $12.6 million, or $0.77 per diluted common share, versus $7.0 million, or $0.44 per diluted common share for the second quarter of the prior year.  During the quarter, the company generated $4.6 million of cash flow from operations.  Results for the second quarter of fiscal year 2007 also reflected $0.02 per share charge related to stock-based compensation.

Net sales for the first six months of fiscal year 2007 were $448.9 million, a twenty-four percent increase over net sales of $361.3 million last year.  Net income for the first six months of fiscal year 2007 increased fifty-five percent to $22.0 million, or $1.35 per diluted common share, compared to net income of $14.2 million, or $0.89 per diluted common share in the prior year period.  During the six months, the company generated $5.2 million of cash flow from operations.

Prior year period segment results have been changed to classify certain revenue and costs from the Aftermarket Services segment to the Aerospace Systems segment for the operations of Triumph Fabrications-Phoenix and Triumph Fabrications-Fort Worth due to the fact that most of their product line has been transitioned to aerospace OEM products.  The transitioning of these business units resulted in the shift of approximately $5.0 million in revenue and $1.7 million in operating loss for the quarter ended September 30, 2005, previously reported in the Aftermarket Services segment, to the Aerospace Systems segment.  Segment results have been adjusted to reflect these changes.

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The Aerospace Systems segment reported net sales for the quarter of $179.7 million compared to $145.4 million in the prior year period, an increase of twenty-four percent.  Operating income for the second quarter of fiscal year 2007 was $25.3 million, compared to $15.5 million for the prior year period, a sixty-four percent increase.  Organic sales growth for the quarter was seventeen percent.

The Aftermarket Services segment reported net sales for the quarter of $47.0 million, compared to $39.4 million in the prior year period, a nineteen percent increase.  Operating income for the second quarter of fiscal year 2007 was $1.9 million, compared to $0.5 million for the prior year period, a 264 percent increase.  Organic sales growth for the quarter was twelve percent.  Operating results for the quarter reflected $0.8 million of start up costs associated with the new Thailand maintenance and repair facility.

Richard C. Ill, Triumph’s President and Chief Executive Officer, said, “Our company continued its strong performance during the second quarter driven primarily by excellent growth in revenue, operating income and earnings.  The size and quality of our backlog further bolsters our confidence in the outlook for the second half of fiscal year 2007 and beyond.”

On September 18, 2006, the company issued and sold $201.3 million in convertible senior subordinated notes in order to prepay its outstanding Senior Notes, including the make-whole premium, fees and expenses in connection with the prepayment, and to repay a portion of the outstanding indebtedness under the company’s credit facility.  The company will expense the debt prepayment costs of approximately $0.17 per diluted common share as well as the unamortized debt issuance costs related to the Senior Notes of approximately $0.03 per diluted common share in the third quarter of fiscal year 2007.  The company prepaid the Senior Notes on October 4, 2006.

Commenting on the outlook for the year, Mr. Ill stated, “Given the strong results in the quarter and year-to-date and our confidence in the remainder of the year, we now expect our full-year earnings per share to be in the range of $2.65 to $2.70, which includes the after-tax impact of the debt prepayment and unamortized debt issuance costs of approximately $0.20 per diluted share.”

As previously announced, Triumph Group will hold a conference call on October 26th at 8:00 a.m. (ET) to discuss the fiscal year 2007 second quarter results.  The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com.  An audio replay will be available from October 26th until November 2nd by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #975243.

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including expectations of future performance, profitability, growth and earnings.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause

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actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2006.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 6 PAGES

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
CONDENSED STATEMENTS OF INCOME	2006	2005	2006	2005

Net Sales	$226,122	$183,633	$448,944	$361,330

Operating Income	23,278	13,218	41,581	26,947

Interest Expense and Other	3,795	3,172	7,527	6,359
Income Tax Expense	6,872	3,002	12,010	6,375

Net Income	$12,611	$7,044	$22,044	$14,213

Earnings Per Share - Basic:

Net Income	$0.78	$0.44	$1.37	$0.89

Weighted average common shares outstanding - Basic	16,166	15,910	16,121	15,908

Earnings Per Share - Diluted:

Net Income	$0.77	$0.44	$1.35	$0.89

Weighted average common shares outstanding - Diluted	16,314	16,056	16,299	16,031

Dividends declared and paid per common share	$0.04	$0.00	$0.04	$0.00

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except per share data)

BALANCE SHEET

	September 30,	March 31,
	2006	2006
Assets
Cash	$106,567	$5,698
Accounts Receivable, net	157,564	147,780
Inventory	273,591	235,878
Deferred Income Taxes	6,868	6,868
Prepaid Expenses and Other	6,744	4,894
Current Assets	551,334	401,118

Property and Equipment, net	263,950	237,325
Goodwill	297,301	272,737
Intangible Assets, net	48,950	49,424
Other	19,577	14,179

Total Assets	$1,181,112	$974,783

Liabilities & Stockholders’ Equity

Accounts Payable	$84,288	$73,995
Accrued Expenses	64,545	68,488
Income Taxes Payable	4,232	5,195
Current Portion of Long-Term Debt	86,496	8,078
Current Liabilities	239,561	155,756

Long-Term Debt, less current portion	250,301	153,339
Deferred Income Taxes and Other	98,378	101,985

Stockholders’ Equity:
Common Stock, $.001 par value, 50,000,000 shares authorized, 16,243,219 and 16,027,324 shares issued	16	16
Capital in excess of par value	266,961	260,124
Treasury Stock, at cost, 1,650 and 18,311 shares	0	(455)
Accumulated other comprehensive income (loss)	320	(162)
Retained earnings	325,575	304,180
Total Stockholders’ Equity	592,872	563,703

Total Liabilities and Stockholders’ Equity	$1,181,112	$974,783

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

SEGMENT DATA

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net Sales:
Aerospace Systems	$179,709	$145,357	$353,902	$283,933
Aftermarket Services	47,017	39,358	96,484	79,168
Elimination of inter-segment sales	(604)	(1,082)	(1,442)	(1,771)
	$226,122	$183,633	$448,944	$361,330

Operating Income (Loss):
Aerospace Systems	$25,348	$15,482	$45,646	$30,882
Aftermarket Services	1,876	515	3,993	2,687
Corporate	(3,946)	(2,779)	(8,058)	(6,622)
	$23,278	$13,218	$41,581	$26,947

Depreciation and Amortization:
Aerospace Systems	$6,353	$5,864	$12,756	$11,763
Aftermarket Services	2,407	2,086	4,710	4,086
Corporate	67	32	111	64
	$8,827	$7,982	$17,577	$15,913

Capital Expenditures:
Aerospace Systems	$8,138	$3,864	$14,872	$6,264
Aftermarket Services	4,886	1,594	11,158	4,176
Corporate	20	19	145	33
	$13,044	$5,477	$26,175	$10,473

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the three months ended September 30, 2006 was $32.1 million with a margin of 14.2%.  EBITDA for the three months ended September 30, 2005 was $21.2 million with a margin of 11.5%.  EBITDA for the six months ended September 30, 2006 was $59.2 million with a margin of 13.2%. EBITDA for the six months ended September 30, 2005 was $42.9 million with a margin of 11.9%.

Management believes that EBITDA provides the reader a good measure of cash generated from the operations of the business before any investment in working capital or fixed assets.

The following definition is provided for the non-GAAP financial measure identified above, together with a reconciliation of such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Net Income	$12,611	$7,044	$22,044	$14,213

Add-back:
Income Tax Expense	6,872	3,002	12,010	6,375
Interest Expense and Other	3,795	3,172	7,527	6,359
Depreciation and Amortization	8,827	7,982	17,577	15,913

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$32,105	$21,200	$59,158	$42,860

Net Sales	$226,122	$183,633	$448,944	$361,330

EBITDA Margin	14.2%	11.5%	13.2%	11.9%

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (Continued)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

	Three Months Ended September 30, 2006
		Segment Data
	Total	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Net Income	$12,611

Add-back:
Income Tax Expense	6,872
Interest Expense and Other	3,795

Operating Income (Expense)	$23,278	$25,348	$1,876	$(3,946)

Depreciation and Amortization	8,827	6,353	2,407	67

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$32,105	$31,701	$4,283	$(3,879)

Net Sales	$226,122	$179,709	$47,017	$(604)

EBITDA Margin	14.2%	17.6%	9.1%	n/a

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

	Six Months Ended September 30, 2006
		Segment Data
	Total	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Net Income	$22,044

Add-back:
Income Tax Expense	12,010
Interest Expense and Other	7,527

Operating Income (Expense)	$41,581	$45,646	$3,993	$(8,058)

Depreciation and Amortization	17,577	12,756	4,710	111

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$59,158	$58,402	$8,703	$(7,947)

Net Sales	$448,944	$353,902	$96,484	$(1,442)

EBITDA Margin	13.2%	16.5%	9.0%	n/a

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (Continued)

We use “Net Debt to Capital” as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	September 30,	March 31,
	2006	2006

Calculation of Net Debt
Current Portion	$86,496	$8,078
Long-term debt	250,301	153,339
Total Debt	336,797	161,417
Less: Cash	106,567	5,698
Net Debt	$230,230	$155,719

Calculation of Capital
Net Debt	$230,230	$155,719
Stockholders’ equity	592,872	563,703
Total Capital	$823,102	$719,422

Percent of Net Debt to Capital	28.0%	21.6%

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